                                                                     EXHIBIT 2.1


                            SHARE PURCHASE AGREEMENT

As a confirmation and in execution of the Agreement entered into between the parties on July 10 1998, October 8 1998, November 6 1998 and December 10 1998

BETWEEN :

-    MASSIMO FOGGINI
     born on April 6th, 1935 in Turin (Italy), of Italian Nationality, residing at Strada Privata Santa Brigida 131, Moncalieri, Italy married under a contract providing for separate ownership of property and, consequently, entitled alone to enter into this agreement.

-    GIOVANNI FOGGINI
     born on November 24, 1939 in Turin (Italy), of Italian Nationality, residing at Corso Einaudi 7, Turin, Italy, married under a contract providing for separate ownership of property and, consequently, entitled alone to enter into this agreement.

-    PAOLO FOGGINI
     born on November 21, 1941 in Turin (Italy), of Italian Nationality, residing at Via Moncalieri 2, Moncalieri, Italy, married under a contract providing for separate ownership of property and, consequently, entitled alone to enter into this agreement.

-    MARIA ALBA FOGGINI
     born on July 3, 1943 at Alba (Italy),
     of Italian Nationality,
     residing at Piazza Vittorio Veneto 5, Turin, Italy, married under a contract providing for separate ownership of property and, consequently, entitled alone to enter into this agreement.

   COLLECTIVELY REFERRED HEREIN AS "THE SELLERS"
                                                                ON THE ONE HAND,

AND:

- KEY - FOGGINI EUROPE Sarl, a company governed by the laws and regulations of Luxembourg, with a share capital of 56.057.000 EUROS, having its registered office located at Luxembourg, L-2453, 16 rue Eugene Ruppert, registered under the number 68568 represented by Mr. David BENOIT, Mr. Christian COUMANS and Mr. Mark ABBO, acting in their capacity as managers, duly empowered for the purpose hereof by virtue of the bylaws and of a decision of the Constitutive General Assembly

      REFERRED HEREIN AS "THE BUYER"
                                                              ON THE OTHER HAND.


                                   WITNESSETH


WHEREAS, prior to a capital increase of the company Foggini & C carried out on February 17, 1999 and subscribed by the Buyer, the Sellers owned, directly or indirectly, all of the issued and outstanding shares of the three holding companies of the Foggini group, i.e. Foggini Groupe SA (the French holding company), Foggini SA (the Swiss holding company) and Foggini and C. Srl (the Italian holding company):

The Sellers directly owned 38,4615% of the shares in Foggini & C. Srl;

Foggini Groupe SA and Foggini SA owned respectively 50% and 11,5385% of the shares in Foggini & C. Srl.

WHEREAS, the Sellers also own directly 100% of the shares in Foggini Progetti Srl. and 3% of the shares in Radicar Srl, the balance or 97% of Radicar Srl being owned by Foggini & C.

WHEREAS, the Sellers and the Buyer have been discussing the principle and the terms of the transfer to the Buyer of the direct or indirect ownership of 100% of the shares in these companies, organized under the following operations and to be concluded effectively at the latest the date hereof:

i) Transfer of the ownership of a number of shares in Foggini Groupe SA, Foggini SA and Foggini Progetti Srl, representing in each company 55% of the issued share capital, subject to the present Agreement;

ii) Subscription by the Buyer in a share capital increase of Foggini & C. Srl whereby the Buyer consequently owns 35% of the share capital of Foggini & C. Srl, this increase having already taken place on February 17, 1999;

iii) Contribution by the Sellers to the Buyer of the shares representing 45% of the share capital of Foggini Groupe SA, Foggini SA (Switzerland), Foggini Progetti Srl, of the shares representing 25% of the share capital of Foggini and C. Srl and of the shares representing 3% of the share capital of Radicar Srl. in exchange of 30.184.538 B share representing 35% of the Capital share of the purchaser.

iv) Contribution of sellers is contingent upon the occurrence of following circumstances:

     1) is proved that Holding has been legally incorporated by duly empowered representatives of the shareholders;
     2) both parties have agreed on the wording of the By laws regarding the protection of minorities, the Shareholders' Agreement, and Key has duly contributed its European Companies (UK, Portugal and France) in accordance with their Balance sheets results as of Dec. 31, 1998.
     3) The sellers have had the possibility to check the above.

So that, following these operations, the Buyer shall control, directly or indirectly:

1. 100% of the capital in the FOGGINI GROUPE S.A. Company, a French joint stock company with a share capital of FRF 26,000,000 ;
2. 100% of the capital of the FOGGINI SA Company (Suisse), a Swiss joint stock company with a capital of SFR 500,000.
3. 100% of the capital of the FOGGINI DEUTSCHLAND GmbH Company, a German limited liability company.
4.  100% of the capital of the FOGGINI IBERICA SL Company, a Spanish company.
5. 100% of the capital of the FOGGINI France Company SA, a French joint stock company with a capital of FRF 70,000,000
6.  51% of the capital of the FOGGINI BOHEMIA s.r.o. a Czechoslovakian company.
7. 100% of the capital of the FOGGINI & C Srl. Company, an Italian limited liability company with a capital of Italian Lira 4.000,000,000.
8. 100% of the capital of the FOGGINI PROGETTI Srl. Company, an Italian limited liability company with a capital of Italian Lire 20,000,000.
9. 100% of the capital of the RADICAR Srl. Company, an Italian limited liability company with a capital of Italian Lira 99,000,000.
10. 100% of the capital of the CORIL SA Company, a Swiss joint stock company with a capital of 600.000 Suiss Francs.;
11. 51% of the capital of the ELMEG Srl Company, an Italian limited liability company with a capital of Lira 99,000,000.

In consideration of the execution of this contract the Buyer shall directly or indirectly control of:

12. 99.9% of the capital of KEY PLASTICS France SAS,
13. 99.9% of the capital of KEY PLASTICS INTERNATIONAL SAS in France;
14. 99.99% of the capital of KEY PLASTICS in United Kingdom;
15. 99.97% of the capital of MAP SANISTAR ACCESSORIOS LDA, in Portugal;
16. 99.99% of the capital of MAPKEY MATERIAS PLASTICAS S.A., in Portugal;


These eleven companies are referred to below collectively as  "THE GROUP."

WHEREAS, the Sellers have agreed with the Buyer, in the terms and conditions set forth herein, of the transfer to the later i) 14300 shares, representing 55% of the issued share capital of Foggini Groupe SA; ii) 2750 shares, representing 55% of the issued share capital of Foggini SA(Switzerland); and
iii) 11.000 shares representing 55% of the issued share capital of Foggini Progetti Srl.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1    DEFINITIONS

In the framework of the present agreement, the terms listed below shall have the following meanings:

AGREEMENT shall mean this share purchase agreement, signed by the Sellers and the Buyer, together with the Annexes hereto.

BASE PRICE shall mean the price of the Shares as set forth in article 2.2.1 of the Agreement.

FINAL PRICE shall mean the Base Price for the Shares, corrected pursuant to
Article 2.2.3 of this Agreement.

SHARES shall mean :

i) 11.700 shares, representing 45% of the issued share capital of Foggini Groupe SA, owned by the Sellers at the present date and subject to the Agreement;

ii) 2250 shares, representing 45% of the issued share capital of Foggini Switzerland, owned by the Sellers at the present date and subject to the Agreement;

iii) 9.000 shares, representing 45% of the issued share capital of Foggini Progetti Srl, owned by the Sellers at the present date and subject to the Agreement;

(iv) Other shares of Foggini France SA, Foggini Iberica S.r.l., Foggini Deutschland GMBH, Foggini BTV Bohemia Sro, Coril SA and Elmeg S.r.l., which are hold in the name of other persons respect the companies belonging to the Group, on behalf of whom the sellers act on behalf for the completion of the transfer contemplated by this agreement, with exception of Elmeg S.r.l. and Foggini BTV Bohemia Sro whose shares in measure of 49% are owned by local minority shareholders.

COMPANY FOGGINI GROUPE shall mean Foggini Groupe SA, a French company with a share capital of French Francs 26.000.000 Francs divided into 26.000 shares with a par value of 1.000 French Francs, all in the same class and fully paid up, which has its registered office at Zone Industrielle des Soeurs, 17300 Rochefort, registered with the Rochefort Companies Registrar under N(degree) B311 285 423.

COMPANY FOGGINI ITALY shall mean Foggini & C. Srl, an Italian company with a share capital of Italian Liras 4.000.000.000, divided into 4.000.000 shares with a par value of Italian Liras 1.000, all in the same class and fully paid up, which has its registered office at Via Aosta 18, 10092 Beinasco (Torino), registered with the Turin Companies Registrar under N(degree) 272/1965/206.

COMPANY FOGGINI PROGETTI shall mean Foggini Progetti Srl, an Italian company with a share capital of Italian 20.000.000 Liras, divided into 20.000 shares with a par value of Italian Liras 1,000, all in the same class and fully paid up, which has its registered office at Via Aosta 17, 10092 Beinasco (Torino), registered with the Turin Companies Registrar under N(degree) 272/4238/1982.

COMPANY FOGGINI SWITZERLAND shall mean Foggini SA, a Suisse corporation with a share capital of Swiss Francs 500.000, divided into 5.000 shares with a par value of Swiss Francs100, all in the same class and fully paid up, which has its registered office at Via la

Pobbia, Novazzano, registered with the Mendrisio Companies Registrar under N(degree) CH-524.3.006.759-4

THE GROUPE shall mean the eleven companies of the Foggini Group as listed hereinabove.

CONTRIBUTION OPERATION shall mean the contribution of the Promisor in favor of the company, effected today, and concerning the full and total property of the shares representing 55% of the capital of Foggini Groupe, Foggini Switzerland and Foggini Progetti and the shares representing 25% of the capital of Foggini & C and 3% of the capital of Radicar Srl.


OPTION AGREEMENT shall mean the unilateral Promise to sell shares entered into on the date hereof pursuant to which the Sellers undertake to transfer to Key Plastics LLC 301.845 of B shares created on the date hereof representing 35% of the share capital of the Buyer,.


ARTICLE 2 SALE AND PURCHASE OF THE SHARES OF FOGGINI GROUP, FOGGINI PROGETTI AND FOGGINI SWITZERLAND

2.1   TRANSFER  OF SHARES

By virtue of this Agreement, the Sellers transfer, in their name and in the name of others persons of whose behalf they act, and assign the Shares to the Buyer, which accepts, according to the terms and conditions herein below and subject to the applicable de facto and de jure standard warranties and in accordance with laws and regulations applicable to the parties, as well as to the warranties set forth hereinafter in Article 3, together with all rights and obligations attached thereto.

The parties specifically agree that full beneficial ownership and commencement of enjoyment of the Shares shall be transferred with effect from the present date, i.e. March 29 1999, dividend, if any, whose distribution would be decided from the date hereof accruing to the Buyer.


2.2      PRICE

2.2.1    PRICE OF SHARES

In consideration of the transfer of the Shares, the Parties have agreed to a Fixed Price of Two Hundred Nineteen Million Ninety Five Thousand French Francs (FF 219,095,000), subject to any adjustment as may be required in accordance with Article 2.2.3 of this Agreement.

2.2.2  PAYMENT

The parties have agreed that the Buyer shall pay the agreed Base Price according to the following terms:

- The Buyer has already paid to the Sellers the amount of Twelve Million French Francs (FF 12,000,000) on July 15 1998;

    The Sellers discharge payment of this sum by the Buyer.

- The Buyer pays on the present day the sum of ninety Seven Million Five Hundred and Forty Seven Thousand Five Hundred French Francs (FF97,547,500), by wire transfer in accordance with sellers' instruction;

    The Sellers discharge the Buyer for the payment of this sum.


- The Buyer will pay on June 30, 1999 at the latest the sum of One Hundred and Nine Million Five Hundred and Forty Seven Thousand Five Hundred French Francs (FF 109,547,500), by bank transfer.

- In respect hereof, the Purchaser remits on the date hereof issued by an irrevocable letter of credit issued in their favor by First Chicago - London Branch a copy of which is annexed hereafter as Appendix S.

2.2.3 FINAL PRICE

The Price shall, if applicable, increased, on the basis of the accounts of Foggini Italy, including the results of its subsidiary Radicar Srl, for the financial year ending December 31, 1998, certified by the auditing firm Arthur Andersen Turin, Italy in an amount representing the difference, franc for franc, between an amount of losses equivalent to 25.000.000 French and the losses appearing in such accounts, converted in French Francs.

For the purpose of the present agreement, the parties agree that the exchange rate French Francs/ Italian Liras shall be computed on the basis of 295,182 Lire for one Franc.

The Sellers shall procure that the accounts of Foggini Italy for the financial year ended December 31, 1998 be settled and transmitted to Arthur Andersen by May 15, 1999 at the latest, which shall certify such accounts by May 30, 1999 at the latest (a letter of acceptance of entrustment of Arthur Andersen is hereby enclosed under Appendix T.

The Balance sheet shall be drafted in accordance with the Law, good faith and consostency with the criteria adopted in previous years; audit shall be accomplished under the same criteria adopted by A & A during the precedents audits.

The Buyer or the Seller, as applicable, shall be able to require the other to reimburse such amount which shall be due in respect of the payment of the Final Price within 30 days of the certification of the accounts.


2.3   DOCUMENTS DELIVERED BY THE SELLERS TO THE BUYER ON THE DATE HEREOF

On the date hereof, the Sellers deliver to the Buyer an original copy of the following documents:

- Letters from the members of the Foggini family, administrators, directors and holders of powers of attorneys of the above mentioned GROUPE companies resigning without condition nor indemnification from all their functions within the totality of such Companies, taking effect upon nomination of their replacement.

- (If applicable) Minutes of the meeting of the appropriate bodies of the totality of the GROUPE companies approving the above mentioned transfer and contribution, agreeing to the Buyer as new shareholder and/or renouncing exercise of the preemption right on the transferred Shares as well as on the contributed shares.

- Convening of the appropriate bodies of the totality of the GROUPE companies in view of nominating the directors in replacement of those resigning.

- Minutes of the works committee meetings of the companies of the GROUPE convened, if necessary, to be informed and to be asked for advice on the change of majority shareholding in the framework of the agreements entered into between Foggini Group and Key Plastics

- Transfer forms or other transfer instruments for the Shares to be transferred, duly completed and signed.

- The share transfer register and the shareholders' accounts of the companies of the GROUPE, with the transfer forms corresponding to the entries in said register and shareholders' accounts,

- The register of the minutes of the meetings of the Board of Directors and Shareholders' General Meetings , the attendance sheet of the Board meeting and the attendance sheet of the general meeting of the three companies mentioned, duly signed and up to date.


ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

On the date hereof, the Sellers, in such capacity and in that of Managers/Directors, if applicable, jointly and severally, declare and warrant:

1. That they are the due owner of the Shares and of the shares object of the Contribution Operation and that the companies of the GROUP owning shares in other companies of the GROUP, are also the due owners of the shares at issue.
2. That the approval procedures which possibly apply were respected prior to the aforementioned transfers.
3. That the procedure for increasing the capital of the FOGGINI & C. Srl Company to which the Buyer has subscribed, was carried out in strict compliance with the law and Articles of Incorporation.
4. That all the shares composing the capital of the companies of the GROUP (referred to hereinafter as the "SHARES") are fully paid up.
5. That since June 30, 1998, no transfer of SHARES has taken place and that the structure of the GROUP, such as described in Appendix A hereinafter, is the one in force on today's date.

6. That no SHARE is burdened with any encumbrances whatsoever and that all the SHARES can be transferred freely, with all the rights attached thereto, on the sole condition of the respect of the approval clauses
7. That no SHARE is the object of a dispute or claim, whether it be present or, to the Sellers' knowledge, apt to be filed.
8. That the companies in the GROUP were all duly and validly created and validly exist;
9. That, as far as the companies of the GROUP are concerned, there are no capital increases, issues of bonds or of any other securities or rights detached therefrom, pending or to be carried out in the future, with the exception of the capital increase mentioned above by the FOGGINI & C. Srl. Company in favor of the Buyer ; that no preferential subscription right nor any other right having the SHARES as object has been conferred upon third parties; that no debenture loan exists which has been issued or secured by any one of the GROUP's companies;
10. That the conveyances of the SHARES of the GROUP's companies have been duly carried out in obeyance to legal rules and bylaws;
11. That the accounts and balance sheets of the companies of the GROUPE as of December 31, 1998 (attached hereinafter as Appendixes B to M) are true pursuant to applicable accounting practices
12. That tangible and intangible fixed assets (patent and trademark), such as real property, machines, facilities, furnishings, molds, patents and trademarks of the Companies of the GROUP are transferred in their present state, provided that these assets exist and that they are in conformity with the applicable laws and regulations at the time of the transfer, which is accepted by the Buyer;
13. That there are no civil or fiscal lawsuits, current, or future but related to the past.;
14. The sellers shall keep harmless the Buyer in connection of any final negative outcome arising from civil or tax dispute, relating to the past; under the condition that the Sellers might defend themselves, at their costs, and that the new Directors will appoint Attorneys at Law indicated by them;
15. That since June 30, 1998, there were no operations affecting the accounts and balance sheets of the GROUP companies, beyond ordinary and current commercial, financial and industrial operations.


As a result, the Sellers, jointly and severally, undertake to immediately indemnify, at the Buyer's choice, either the latter, in the form of a reduction of the price, or the company in the GROUP in which the cause of the indemnification has been identified, as damages, for any decrease in the assets or any aggravation of the liabilities of the companies of the GROUP which do not appear in the accounts and balance sheets as of December 31, 1998 attached hereafter, and for any inaccuracy in any one of the foregoing statements.

The Sellers acknowledge that the Buyer will be entitled to transfer any claim which would be the result of the present warranty to the benefit of Key Plastics LLC, and that said company may set it off against any sum due by it to the Sellers in respect of the Option Agreement.

This guarantee of assets and liabilities is for a period of four years beginning on the date hereof, in favor of the Buyer and of all the successive assignees of the shares of the GROUP's companies.

It shall nonetheless be extended in accordance with the legal statutes of limitations which apply, or shall apply in social, fiscal and para-fiscal matters with respect to the concerned companies of the GROUP.

In the event of the death and/or disappearance of the Sellers and the Buyer, their heirs or assigns, whether minor or disabled or beneficiaries, shall be bound jointly and severally to meet the obligations made hereunder.




ARTICLE 4    SCOPE AND INTEGRITY OF THE AGREEMENT

No action or omission by the Parties, except where specifically agreed by the Parties in writing, shall be interpreted as a waiver of any provisions of the present Agreement.

This Agreement sets out all the undertakings given by the Parties in connection with its object.

If any material provision of this Agreement is held to be invalid or unenforceable, partly or wholly, such determination shall not invalidate any other provision of this Agreement. However, the Parties hereto shall attempt, through negotiations in good faith, to replace any provision of this Agreement so held to be invalid or unenforceable by a provision of comparable effect.

The failure of the Parties to reach agreement on a replacement provision shall neither affect the validity of the remaining provisions of this Agreement nor the validity of the valid or enforceable part of any provision held partly invalid, which provision shall take effect to the maximum extent permitted by law.


ARTICLE 5    ADDENDA

This Agreement shall not be amended other than by a written addendum signed by the Parties. The tolerance or lack of action on the part of the Buyer or the Sellers shall not be construed to mean the waiver of their respective rights within the meaning of this Agreement.


ARTICLE 6    NOTIFICATION

All notices as between the Parties shall be served by registered letter with acknowledgement of receipt sent to the address of the addressee set out below or any other address notified by way of the above mentioned methods. All time limits shall run as from the day the said letter is presented, as evidenced by indications form postal or courier service, or, in case of interruption of such service, from the day such letter is received by the addressee by any other expedient means.


Concerning the Seller:

    . Prof. Vittorio Blaas Anselmi
      Corso Venezia 37 for the attention of Mr. Vittorio Blaas Anselmi

Concerning the Buyer

    . At its registered office as indicated on the first page of the Agreement, for the attention of Mr.D. Benoit and Mr. C. Coumans.



ARTICLE 7    LANGUAGE - GOVERNING LAW - JURISDICTION

This Agreement is drawn up in French.

The translation in English of the Agreement is non binding on the parties and on third parties.

This Agreement shall be governed by and construed according to the laws of France.

The Courts of Paris shall have jurisdiction over all disputes and all other proceedings arising in connection with the interpretation or performance of this Agreement, should the Parties fail to come to an out-of-court settlement, the present transfer of shares and the contribution of shares having the character of transfer of control.


ARTICLE 8 POWERS

All powers are granted to the holder of an original of the present Agreement in order to carry out the required formalities.


ARTICLE 9    CONFIDENTIALITY

9.1 The Sellers undertake not to disclose any confidential information currently in their possession or which may come into their possession in the future concerning the FOGGINI GROUP companies, and not to use said information for the benefit of any third party.

Confidential information shall mean all information no available to the general public

9.2 This Agreement shall be strictly confidential. The Parties to the Agreement undertake not to disclose its contents unless legally obligated to do so or to defend their rights in a court of justice.

All press releases and other public relations activities of the Parties with regard to this Agreement shall be mutually approved in writing by the Sellers and the Buyer in advance.


ARTICLE 10   FEES AND EXPENSES

Each of the Parties shall bear, without compensation from the other Party, the entirety of the fees and expenses it incurs for the preparation or the performance of this Agreement. This shall include specifically counsel and auditor fees.

The Parties recognize that there are no commissions due to any intermediary for the transfer or contribution of the shares of the GROUPE companies.





ARTICLE 11   REGISTRATION

Subject to any mandatory law or regulation, the transfer of the Shares shall be filed with the appropriate tax registration authority, by the Buyer, at his expense.


ARTICLE 12   APPENDICES

The following appendices A to L are an integral part of this Agreement.

Signed in Milan on March 29, 1999
In 11 copies, including 6 for registration.



THE SELLERS:                                   THE BUYER:
------------                                   ----------
                                   REPRESENTED BY

/s/ MASSIMO FOGGINI                /s/ DAVID BENOIT
M. MASSIMO FOGGINI                 MR. DAVID BENOIT, MANAGER



/s/ GIOVANNI FOGGINI               /s/ CHRISTIAN COUMANS
M. GIOVANNI FOGGINI                MR. CHRISTIAN COUMANS, MANAGER



/s/ PAOLO FOGGINI                  /s/ MARK ABBO
M. PAOLO FOGGINI                   MR. MARK ABBO, MANAGER


/s/ MARIA ALBA FOGGINI
MS. MARIA ALBA FOGGINI

                   APPENDIXES TO THE SHARE PURCHASE AGREEMENT

A) Structure of the GROUPE prior to the February 17, 1999 increase of capital of Foggini & C.
B) Accounts as of Dec. 31, 1998 of the company FOGGINI GROUPE S.A
C) Accounts as of Dec. 31, 1998 of the company FOGGINI DEUTSCHLAND GmbH
D) Accounts as of Dec. 31, 1998 of the company FOGGINI IBERICA SL
E) Accounts as of Dec. 31, 1998 of the company the FOGGINI France  SA
F) Accounts as of Dec. 31, 1998 of the company FOGGINI BOHEMIA s.r.o.
G) Accounts as of Dec. 31, 1998 of the company FOGGINI SA
H) Accounts as of Dec. 31, 1998 of the company FOGGINI & C Srl
I) Accounts as of Dec. 31, 1998 of the company FOGGINI PROGETTI Srl
J) Accounts as of Dec. 31, 1998 of the company RADICAR Srl
K) Accounts as of Dec. 31, 1998 of the company CORIL SA
L) Accounts as of Dec. 31, 1998 of the company ELMEG Srl
M) Statement of account showing the net assets value of the Group as of Dec. 31, 1998
N) Accounts as of Dec. 31, 1998 of the company Key Plastic International S.n.c.
O) Accounts as of Dec. 31, 1998 of the company Key Plastic France S.a.s.
P) Accounts as of Dec. 31, 1998 of the company Key Plastic UK
Q) Accounts as of Dec. 31, 1998 of the company Map Sanistar Accessorios,
   Limitada
R) Accounts as of Dec. 31, 1998 of the company Map Key Materias Plasticas S.A.
S) Letter of credit
T) Letter of Arthur Andersen in acceptance of entrustment for Audit